UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   January 27, 2009

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

[   ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 28, 2009, we issued a press release announcing financial results for the fourth quarter and full year ended December 31, 2008, as well as guidance for net sales and earnings per share for the first quarter of 2009.  A copy of the release is furnished with this report as Exhibit 99.1.

The information in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On January 27, 2009, we committed to a Plant Network Optimization plan (the “Plan”) which is intended to simplify our manufacturing plant structure by transferring certain production lines from one facility to another and closing certain facilities. The Plan is a complement to our previously announced expense and head count reduction plan, and is intended to improve gross profit margins.  Activities under the Plan will be initiated in 2009 and are expected to be substantially completed by the end of 2011.  We estimate that the Plan will result in annual pre-tax reductions of manufacturing costs of approximately $65 million to $80 million in 2012.  These savings are in addition to an estimated $35 million to $40 million of annual pre-tax reductions of manufacturing costs in 2012 from activities under our previously announced expense and headcount reduction plan.

We estimate that the Plan will result in total pre-tax charges of approximately $135 million to $150 million, and that approximately $120 million to $130 million of these charges will result in future cash outlays.  The following table provides a summary of our estimates of costs associated with the Plan by major type of cost:

Type of Cost	Total Expected Amounts

Restructuring charges:
Termination benefits	$45 million to $50 million

Restructuring-related expenses:
Accelerated depreciation	$15 million to $20 million
Production line transfer costs	$75 million to $80 million

$135 million to $150 million

We estimate that during 2009, we will record $20 million to $30 million of restructuring charges associated with the Plan, as well as $15 million to $25 million of restructuring-related expenses, which will be recorded through cost of goods sold. We will record the remaining expenses throughout 2010 and 2011. The restructuring charges relate primarily to termination benefits recorded pursuant to FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

This Item 2.05 contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our Plant Network Optimization Plan, our expense and headcount reduction plan, our potential asset divestitures, and our operational and growth strategies.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this Form 8-K.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

ITEM 2.06.  MATERIAL IMPAIRMENTS.

On January 27, 2009, we concluded that we are required to record a material goodwill impairment charge during the fourth quarter of 2008 related to our 2006 acquisition of Guidant.  The recent decline in our stock price and our market capitalization created an indication of potential impairment of our goodwill balance. Consequently, we performed an interim impairment test of our goodwill associated with the acquisition.  We considered the changes in CRM market demand since our acquisition of Guidant relative to our original assumptions, as well as the effect of recent disruptions in equity and credit markets upon weighted average cost of capital. As a result, we have recorded an estimated $2.7 billion write-down of goodwill.   This non-cash impairment charge will not affect the debt covenants under our existing term loan and revolving credit facility agreements.  We intend to finalize the amount of the goodwill impairment charge during the first quarter of 2009.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit  No.           Description

99.1	Press release issued by Boston Scientific Corporation dated January 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: January 29, 2009	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit  No.           Description

99.1	Press release issued by Boston Scientific Corporation dated January 28, 2009